Exhibit D

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member

Strategas Securities, LLC

New York, New York

Opinion on the Financial Statements

We have audited the accompanying statement of financial condition of Strategas Securities, LLC as of December 31, 2019, the related statements of income, changes in members’ equity and cash flows, for the year ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of Strategas Securities, LLC as of December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of Strategas Securities, LLC’s management. Our responsibility is to express an opinion on Strategas Securities, LLC’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Strategas Securities, LLC in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Supplemental Information

The Computation of Net Capital Under Rule 15c3-1 of the Securities and Exchange Commission, the Computation for Determination of Reserve Requirements and the Information Relating to Possession or Control Requirements under Rule 15c3-3 of the Securities and Exchange Commission (collectively “supplemental information”) have been subjected to audit procedures performed in conjunction with the audit of Strategas Securities, LLC’s financial statements. The supplemental information is the responsibility of Strategas Securities, LLC’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with 17 C.F.R. §240.17a-5. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Lilling & Company LLP

Lilling & Company LLP

We have served as Strategas Securities, LLC’s auditor since 2015

Port Washington, New York

February 27, 2020

Two Seaview Boulevard, Port Washington, NY 11050 • (516) 829-1099 • Fax (516) 829-1065

1

STRATEGAS SECURITIES, LLC

STATEMENT OF FINANCIAL CONDITION

DECEMBER 31, 2019

Assets
Cash	$19,947,688
Accounts receivable	874,733
Deposit with clearing broker	250,882
Receivables from clearing and other broker-dealers	55,415
Prepaid expenses and other assets	411,930
Due from related parties	372,238
Notes receivable	1,199,771
Property, equipment and leasehold improvements, net of accumulated
depreciation of $967,731	222,911
Lease right-of-use assets	996,787
Goodwill	36,308,703
Intangible assets, net of accumulated amortization of $4,476,530	28,025,670

TOTAL ASSETS	$88,666,728

Liabilities and Member's Equity
Liabilities
Accounts payable and accrued expenses	$5,688,168
Deferred revenue	1,016,943
Operating lease liability	1,059,689
Income taxes payable	120,065
Deferred tax liability, net	1,178,631

TOTAL LIABILITIES	9,063,496

Member's equity	79,603,232

TOTAL LIABILITIES AND MEMBER'S EQUITY	$88,666,728

See accompanying notes to the financial statements.

2

STRATEGAS SECURITIES, LLC

STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019

Revenues:
Research and consulting fees	$20,695,766
Research and consulting fees remunerated by in-house trade commissions	8,553,382
Private market transaction fees	813,793
Other revenues	548,626

Total revenues	30,611,567

Operating Expenses:
Compensation and benefits	16,929,440
Professional and consulting fees	991,178
Travel and entertainment	2,209,748
Clearing and execution costs	1,430,912
Data, information technology and communications	1,348,674
Amortization of intangible assets	2,442,650
Advertising and promotion	704,272
Occupancy costs	581,543
Regulatory fees	161,203
Other expenses	773,500

Total operating expenses	27,573,120

Income before provision for income taxes	3,038,447

Provision for income taxes	754,167

Net Income	$2,284,280

See accompanying notes to the financial statements.

3

STRATEGAS SECURITIES, LLC

STATEMENT OF CHANGES IN MEMBER'S EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2019

Member's equity - beginning	$77,318,952

Net income	2,284,280

MEMBER'S EQUITY - ENDING	$79,603,232

See accompanying notes to the financial statements.

4

STRATEGAS SECURITIES, LLC

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2019

Cash flows from operating activities:
Net income	$2,284,280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of fixed assets	89,126
Amortization of intangible assets	2,442,650
Amortization of lease right-of-use assets	439,618
Amortization of notes receivable	399,924
Deferred income taxes	953,452
Changes in assets and liabilities:
Accounts receivable	173,551
Deposit with clearing broker	4
Receivables from clearing and other broker-dealers	35,209
Prepaid expenses	(46,475)
Due from related parties	(1,210,002)
Accounts payable and accrued expenses	(191,619)
Deferred revenue	77,745
Operating lease liability	(376,716)
Income taxes payable	120,065
Total adjustments	2,906,532

Net cash provided by operating activities	5,190,812

Cash flows from investing activities:
Purchases of fixed assets	(55,452)
Net cash used in investing activities	(55,452)

Net increase in cash	5,135,360

Cash - beginning	14,812,328

CASH - ENDING	$19,947,688

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$2,068
Income taxes (including paid to parent)	$516,826

Non-cash transactions:
Lease right-of-use assets obtained in exchange for new operating lease liabilities	$1,436,405

See accompanying notes to the financial statements.

5

STRATEGAS SECURITIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Note 1.	Organization and Nature of the Business

Strategas Securities, LLC (the "Company") is a registered broker-dealer with the Securities and Exchange Commission ("SEC") and a member of the Financial Industry Regulatory Authority, Inc. ("FINRA") since February 12, 2010. Effective January 1, 2018, the Company and an affiliated registered investment advisor, Strategas Asset Management, LLC (“SAM”) were acquired by Baird Financial Corporation (“Baird”), a Wisconsin corporation.

The Company provides macroeconomic research and consulting, and capital market services to its institutional clientele. Additionally, the Company operates an equities and fixed income trade desk which facilitates payment for its services by certain clients through commissions on securities transactions introduced to its clearing broker-dealer on a fully disclosed basis, operating under the exemptive provision of paragraph (k)(2)(ii) of SEC Rule 15c3-3.

Note 2.	Summary of Significant Accounting Policies

The following is a summary of the significant accounting policies followed by the Company in the preparation of its financial statements.

(a)	Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Certain prior period amounts have been reclassified to conform to current year’s presentation.

(b)	Cash

Cash includes interest and non-interest bearing accounts with two nationally recognized, publically-listed financial institutions. Balances in excess of the Federal Deposit Insurance Corporation (FDIC) insured limit potentially subjects the Company to concentration of credit risk. The Company has not experienced any losses in such accounts and management believes risk of loss to be minimal.

(c)	Receivables

Accounts receivable

Fees receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. If the financial condition of the Company's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management's assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has made reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. At December 31, 2019, the Company determined that its receivables were fully collectible and an allowance for uncollectible accounts was not required.

6

STRATEGAS SECURITIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Receivables from clearing and other broker-dealers

In the normal course of business, the Company conducts its trading activity with its clearing broker on an agency basis as an introducing broker on behalf of and for the transactions of its institutional customers. The clearing and depository operations for the Company's customer accounts are performed by its clearing broker pursuant to a clearance agreement.

Notes receivable

In conjunction with Baird’s acquisition of Strategas Securities and Strategas Asset Management, the Company awarded certain key employees shares of Baird stock totaling approximately $2,000,000 which vest evenly over a five year period. The purchase of the shares were made by the Company on behalf of the employees and notes receivables from the employees were created.

Refer to footnote 9, Notes Receivable for further information.

(d)	Income taxes

Income taxes are accounted for under the asset and liability method. The Company is included in the consolidated income tax returns of BFG in the U.S. Federal jurisdiction and various consolidated states. The Company also files separate income tax returns in various state and local jurisdictions. Federal income taxes are calculated as if the Company filed on a separate return basis. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company classifies interest and penalties, if any, related to unrecognized tax benefits as a component of tax expense.

7

STRATEGAS SECURITIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Refer to footnote 10, Income Taxes for further information.

(e)	Property, equipment and leasehold improvements

Property, equipment and leasehold improvements are carried at cost less accumulated depreciation. Depreciation of office equipment, furniture and fixtures and software is computed using a straight-line method over the estimated useful lives of the assets of five to seven years. Leasehold improvements are amortized over the terms of the lease.

Refer to footnote 4, Property, Equipment and Leasehold Improvements for further information.

(f)	Leases

The Company follows ASC Topic 842, Leases (ASC Topic 842). ASC Topic 842 states that a lease is a contract, or part of a contract, that conveys the right to control the use of identified property or equipment for a period of time in exchange for consideration. In making this determination, the Company considers if it obtains substantially all of the economic benefits from the use of the underlying asset and directs how and for what purpose the asset is used during the term of the contract.

The Company leases its offices under various non-cancelable leases, all of which are operating leases. Some of the leases contain renewal and/or termination options, escalation clauses, rent-free holidays and operating cost adjustments. In addition to office leases, the Company enters into leases for certain office equipment on a recurring basis.

The Company recognizes a right-of-use (ROU) lease asset and related lease liability on the Statement of Financial Condition for all leases with a term greater than twelve months. The lease liability represents the Company’s obligation to make future lease payments and is recorded at an amount equal to the present value of the remaining minimum lease payments. The ROU lease asset, which represents the right to use of the underlying asset during the lease term, is measured based on the carrying value of the lease liability, adjusted for other items, such as lease incentives and uneven rent payments.

For leases that contain escalation clauses or rent-free holidays, the Company recognizes the related rent expense on a straight-line basis from the date the Company takes possession of the property to the end of the initial or extended lease term. The Company records any difference between the straight-line rent expense and amounts paid under the leases as part of the amortization of the ROU lease asset.

Refer to footnote 7, Leases for further information.

(g)	Goodwill and Intangible Assets

The Company applies the pushdown accounting option in accordance with ASC Update 2014-17 (Topic 815) for goodwill and intangible assets, in conjunction with the acquisition by Baird.

The Company follows ASC Topic 350, Intangibles – Goodwill and Other (ASC Topic 350). ASC Topic 350 states that goodwill shall not be amortized. Instead goodwill shall be tested for impairment at a level of reporting referred to as a reporting unit when circumstances indicate there may be an impairment. An intangible asset that is not subject to amortization shall be tested for impairment annually and more frequently if events or changes in circumstance indicate that it is more-likely-than-not the asset is impaired.

8

STRATEGAS SECURITIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of a reporting unit is less than the carrying amount. If the Company determines it is more-likely-than-not that the fair value of a reporting unit is greater than the carrying amount it would not be required to perform a quantitative assessment of goodwill for that reporting unit. The quantitative assessment requires a comparison of the fair value of the reporting unit with its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying value, the related goodwill is not considered impaired and no further analysis is required. If the carrying value of the reporting unit exceeds the fair value, the Company must recognize an impairment in an amount equal to that excess.

As of December 31, 2019, the Company performed a qualitative evaluation of its goodwill to determine whether it was more likely than not that the carrying value of the reporting unit, including goodwill, was in excess of the fair value of the reporting unit. In performing the qualitative assessment for each reporting unit, the Company considered, among other things, the year over year financial performance of the Company and its reporting units, macroeconomic conditions, changes in management or key personnel, and the performance of comparable companies versus the prior year. Based on the outcome of our qualitative evaluation, it was determined to be not more-likely-than-not that the carrying value of any reporting unit was greater than the fair value and no impairment charges were recorded. Further, no events have occurred since the qualitative assessment that would cause the Company to update this impairment testing.

Intangibles with finite lives are amortized on a straight-line basis over their respective useful lives, and reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying value of an intangible asset may not be fully recoverable. The Company did not recognize any intangible impairment during the year ended December 31, 2019.

Refer to footnote 8, Goodwill and Intangible Assets for further information.

(h)	Revenue Recognition

Effective January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (ASC Topic 606), which provides accounting guidance on the recognition of revenues from contracts with customers. The core principle of the standard is that the Company recognizes revenue at an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring services to the client. The standard is applied using a five-step model whereby the Company is required to review and identify within the contract: the customer, the specific performance obligations and the contract price. Once identified, the Company must allocate the contract price to the specific performance obligations identified and determine what point in time or period of time best to recognize revenue.

9

STRATEGAS SECURITIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Revenue from contracts with customers is recognized when, or as, the Company satisfies the contractual performance obligations by transferring the promised services to the clients. A performance obligation may be satisfied over time or at a point in time. Revenue from a performance obligation satisfied over time is recognized by measuring the Company’s progress in satisfying the performance obligation in a manner that depicts the transfer of services to the client. Revenue from a performance obligation satisfied at a point in time is recognized at the point in time that the Company determines the client obtains control over the promised services. The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for those promised services (i.e. the transaction price). In determining the transaction price, the Company considers multiple factors, including the effects of variable consideration. Variable consideration is included in the transaction price only to the extent it is probable that a significant reversal in the cumulative amount of revenue recognized will not occur and when uncertainties with respect to the amount are resolved. In determining when to include variable consideration in the transaction price, the Company considers the range of possible outcomes, the predictive value of the Company’s past experiences, the time period of when uncertainties expect to be resolved and the amount of consideration that is susceptible to factors outside of the Company’s influence, such as market volatility.

The following provides additional information on the recognition of the Company’s revenues from contracts with customers:

Research and Consulting Fees and Commissions. The Company is compensated for providing research and consulting services either by electronic or check payments or by a method commonly referred to as soft dollar arrangements, whereby clients trade directly with the Company’s in-house trade desk and allow the Company to retain a portion of the trade commissions generated, or can place trades with third party broker-dealers and instruct them to pay the Company.

Client securities commissions on transactions done at the Company are recognized on a point in time trade-date basis with related expenses also reported on a trade-date basis. The Company earns commission revenue by placing trades for equities on an agency basis and facilitating fixed income on a riskless principal basis, for institutional clients. Commission revenues are paid by the Company’s clearing broker to the Company after trade settlement occurs and the Company records a receivable between trade-date and settlement date.

Private Market Transactions. The Company is compensated for acting as an agent in matching buyers and sellers of equity securities in the private market, defined as securities not traded on a public exchange or market, which is a method for investors to diversify their portfolio with long-term return potential.

10

STRATEGAS SECURITIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Refer to footnote 3, Revenue from Contracts with Customers.

(i)	Newly Effective Accounting Pronouncements

In February 2016, ASU 2016-02, Right-Of-Use Asset and Lease Liability was issued, which requires lessees to recognize leases on-balance sheet for all leases with the exception of short-term leases. ASU 2016-02 was subsequently amended by ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU 2018-10, Codification Improvements to Topic 842, Leases; and ASU 2018-11, Targeted Improvements. ASC Topic 842 establishes a ROU asset that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than twelve months.

The Company adopted ASC Topic 842 on January 1, 2019 using the modified retrospective approach, with no adjustments to prior periods presented. Upon adoption, the Company recognized ROU assets and a corresponding lease liability of approximately $1,436,000 based on the present value of the remaining minimum rental payments under current leasing standards for existing operating leases.

(j)	Upcoming Accounting Pronouncement

In June 2016, ASU 2016-13, Financial Instruments – Credit Losses was issued, which significantly changes how entities measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard broadens the information that the Company must consider in developing its estimated credit losses. In addition to considering historical losses, the Company must consider the impact of current conditions and reasonable and supportable forecasts. The new guidance also expands the disclosure requirements. The standard is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The standard must be adopted as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the standard is effective. The standard is expected to accelerate the recognition of credit losses for assets held at amortized cost, thus decreasing the value of the asset on the Statement of Financial Condition and increasing expense on the statement of income. The Company has evaluated the new standard and does not expect an impact to the financial statements.

(k)	Advertising and promotion costs

Advertising and promotion costs are expensed as incurred and were $704,272 for the year ended December 31, 2019.

Note 3.	Revenue from Contracts with Customers

The Company’s revenue is generated primarily from its delivery of research and consulting services to its institutional customers. Remuneration for these services are made either through trade commissions generated on the Company’s equities and fixed income trading desk, directly by the client using check or electronic payment (“hard dollars”), or by third-party commission sharing arrangements (“soft dollar”) also remitted by check or electronically. Payments received through the Company’s trading desk meet the criteria of point in time revenue recognition, while hard and soft dollar payments respectively qualify for recognition over time.

11

STRATEGAS SECURITIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

The Company recognizes its unconditional rights to receive hard and soft dollar considerations from customers due to the passage of time, and as no further performance obligations are required to be satisfied by the Company, records the amounts due as accounts receivable. When the customer performs before the Company by prepaying part or all of its charges, the Company records the liability as Deferred revenue in the Statement of Financial Condition. As of December 31, 2019, the total revenue deferred was approximately $1,017,000.

The Company incurs costs to obtain revenue contracts with its customers, such as sales commissions paid to employees for obtaining new contracts with clients. These costs are not incremental and are therefore expensed during the period of time that the services are provided to the customer.

The Company also earns revenue on an agency basis by facilitating transactions in non-listed, typically pre-IPO companies, on both a primary and secondary basis. These private market transactions fees are generated on a primary basis by introducing the private company to prospective investors; secondary transaction fees are earned by introducing individual sellers to buyers.

Revenue is accrued in circumstances where the Company has met its performance obligations. As of December 31, 2019, the amount recorded for revenue earned but not invoiced was $289,508.

Disaggregation of Revenue and Payment Types:

Revenues from Contracts / Payment Types	Amount	Criteria

Research/Soft & Hard Dollars	$20,695,766	Passage of Time

Research/In-house Trading	8,553,382	Point in Time (Trade Date)

Total Research and Consulting Fees`	29,249,148
Private Market Transactions	813,793	Point in Time
Other Revenue	461,069	Passage of Time

Total Revenues from Contracts	30,524,010

Other Revenue (Interest Income)	87,557

Total Revenues	$30,611,567

12

STRATEGAS SECURITIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Note 4.	Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements consisted of the following at December 31, 2019:

Computer software and equipment	402,585
Furniture and fixtures	359,135
Leasehold improvements	428,922
1,190,642
Less: accumulated depreciation and amortization	(967,731)
Property, equipment and leasehold improvements, net	$222,911

Depreciation of property, equipment and leasehold improvements for the year ended December 31, 2019 was $89,126, included in Depreciation of fixed assets in the Statement of Income.

Note 5.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at December 31, 2019:

Compensation and bonuses payable	$5,072,802
Other operating expenses	615,366
Total	$5,688,168

Note 6.	Employee Benefit Plans

The Company sponsors a defined contribution 401(k) plan, the Strategas Securities, LLC 401(k) Plan (the "Plan"). Pursuant to the Plan, the Company is required to make safe harbor contributions up to a maximum of 3% of non-highly compensated employees' compensation. The Company may also make a discretionary contribution to the Plan. Elective contributions and the safe harbor contributions vest immediately; the employer's discretionary contributions vest over a six-year period. A safe harbor contribution of $66,075 was recorded by the Company in 2019, included in Compensation and benefits in the Statement of Income.

Note 7.	Leases

The Company occupies office space and leases equipment under non-cancelable operating lease arrangements. Some of these lease arrangements include escalating clauses which are recognized on a straight-line basis over the life of the lease.

13

STRATEGAS SECURITIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Future minimum lease payments are as follows;

2020	$525,868
2021	442,595
2022	107,763
2023	48,957
2024	--
Total Undiscounted Lease Payments	1,125,183
Less Imputed Interest	(65,494)
Total Lease Liabilities	$1,059,689

Total rent expense charged to operations for the year ended December 3, 2019 amounted to $482,426, included in Occupancy costs in the Statement of Income.

The weighted-average remaining lease term for operating leases was 2.3 years as of December 31, 2019 and the weighted average discount rate was 5%.

Note 8.	Goodwill and Intangible Assets

Effective January 1, 2018, Baird “pushed-down” the value of the intangible assets resulting from the Company’s acquisition. The following table provides a summary of the Company’s intangible assets by type:

Type	Life (Yrs)	Amount	Accum. Amortization	Net Carrying Value
Goodwill		$36,308,703		$36,308,703
Client List	20	$25,622,900	$2,562,290	$23,060,610
Trade Names	10	4,187,400	837,480	3,349,920
Non-compete Agreements	5	2,691,900	1,076,760	1,615,140
Total Intangible Assets		$32,502,200	$4,476,530	$28,025,670

14

STRATEGAS SECURITIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Estimated future amortization expense is as follows:

2020	$2,238,265
2021	2,238,265
2022	2,238,265
2023	2,238,265
2024	2,238,265
Thereafter	1,125,183
16,834,345
$28,025,670

Note 9.	Notes Receivable

In conjunction with the Company’s awarded shares of Baird private company stock to certain employees totaling approximately $2,000,000, the Company is obligated to forgive the notes receivable for the repayment to the Company on an annual basis evenly over the vesting period for the employees who remain with the Company through the end of each of the respective years. The total forgiven in 2019 was approximately $400,000 and is included in Other expenses in the Statement of Income. The Notes receivable balance of $1,199,771 at December 31, 2019, net of amounts forgiven, is reflected on the Statement of Financial Condition.

Note 10.	Income Taxes

(a)	Tax provision

The provision for income taxes is comprised of the following:

Current Tax Benefit – Federal	$(225,584)
Current Tax Expense – State	26,299
Total Current Tax Benefit, net	(199,285)
Deferred Tax Expense – Federal	800,566
Deferred Tax Expense – State	152,886
Total Deferred Tax Expense	953,452
Total Provision for Income Taxes	$754,167

15

STRATEGAS SECURITIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

(b)	Rate reconciliation

The reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

Federal Income Tax Expense at Statutory Rate	$638,074
State Income Tax, Net of Federal Benefit	179,185
Meals and Entertainment	82,140
Other	(145,232)
$754,167
Effective Income Tax Rate	25.0%

(c)	Deferred income tax

The major deferred tax items are as follows:

Deferred Tax Assets:
Depreciation	$6,276
Accrued Expenses and Reserves	4,285
Lease Right of Use Asset	233,829
244,390
Deferred Tax Liabilities:
Operating Lease Liabilities	247,094
Goodwill and Intangibles	1,175,927
1,423,021
Deferred Tax Liability, net	$1,178,631

No valuation allowance is required as management believes it is more-likely-than-not that the deferred tax assets are realizable.

16

STRATEGAS SECURITIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Note 11.	Off-Balance Sheet Risk and Concentration of Credit Risk

The Company has agreed to indemnify its clearing broker for losses the clearing broker may sustain as a result of the failure of the Company's customers to satisfy their obligations in connection with their securities transactions. The Company's cash held in accounts at its clearing broker is subject to the credit risk of the clearing broker.

The Company evaluates receivables from brokers for collectability noting no amount was considered uncollectable as of December 31, 2019. No valuation is recognized for receivables from clearing broker as the Company does not have a history of losses from receivables from clearing brokers and does not anticipate losses in the future.

As required by the clearing agreement, the Company maintains a deposit with the clearing broker. At December 31, 2019, the deposit balance of $250,000 plus accrued interest is included in "Deposit with clearing broker" in the Statement of Financial Condition.

The Company also maintains cash in accounts held at major New York City banks that, at times, exceeded federally insured limits, which was $250,000 at December 31, 2019. The Company does not expect to incur any losses with respect to those accounts.

Note 12.	Related-Party Transactions

The Company is allocated certain charges from Baird including insurance, legal, compliance and marketing costs, which totaled approximately $61,000 for the year ended December 31, 2019. The Company also recorded revenue from Baird of approximately $240,000 for research services it provided, and received $350,000 for reimbursement of corporate bonus allocations. The Company separately records its liability for income taxes and recorded an intercompany charge of $120,065 for the current portion of the tax provision payable to Baird on the Statement of Financial Condition.

The Company was reimbursed for certain expenses it paid on behalf of SAM, including payroll, compliance, travel and entertainment and portfolio analysis application costs, totaling approximately $704,000 for the year ended December 31, 2019. Shared compensation and occupancy expenses totaling approximately $290,000 were also allocated by the Company to SAM in 2019.

The amounts due from related parties are non-interest bearing and due on demand as follows:

Receivable from Baird	$264,918

Receivable from SAM	107,320

Due from Related Parties	$372,238

17

STRATEGAS SECURITIES, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Note 13.	Net Capital Requirements

The Company is subject to the requirements of Rule 15c3-1 (Net Capital Rule) under the Securities and Exchange Act of 1934. The basic concept of the net capital rule is liquidity, its objective being to require a broker and dealer to maintain adequate net capital and ratio of aggregate indebtedness to net capital respectively, as defined.

At December 31, 2019, the Company had net capital of $12,311,503 which was $11,773,772 in excess of the Company's net capital requirement of $537,781. The Company's percentage of aggregate indebtedness to net capital, required not to exceed 1500% to 1, was 65.5% at December 31, 2019.

Note 14.	Subsequent events

The Company has performed an evaluation of events that have occurred subsequent to December 31, 2019, and through February 27, 2020, the date of the filing of this report. There have been no material subsequent events that occurred during such period that would require disclosure in this report or would be required to be recognized in the financial statements as of December 31, 2019.

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SUPPLEMENTARY INFORMATION

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STRATEGAS SECURITIES, LLC

COMPUTATION OF NET CAPITAL UNDER RULE 15c3-1

OF THE SECURITIES AND EXCHANGE COMMISSION

DECEMBER 31, 2019

Member's equity	$79,603,232

Deductions for non-allowable assets:
Accounts receivable	720,050
Property, equipment and leasehold improvements, net	222,911
Receivables from clearing broker-dealer	30,303
Other assets	66,318,465

Total deductions for non-allowable assets	67,291,729

NET CAPITAL	$12,311,503

Computation of basic net capital requirement:
Minimum net capital requirement of 6-2/3% of aggregate indebtedness
of $8,066,709 or $100,000, whichever is greater	$537,781

Statutory minimum dollar net capital requirement	$100,000

Net capital requirement (greater of the minimum calculation or the statutory amount)	$537,781

Excess net capital	$11,773,722

Net capital less the greater of 10% of aggregate indebtedness
or 120% of the statutory minimum net capital required	$11,504,832

Computation of aggregate indebtedness:
Accounts and taxes payable, accrued expenses, deferred revenue and tax liability, lease liability	$9,063,496
Less: operating lease liability	(996,787)
Total aggregate indebtedness	$8,066,709

Percentage of aggregate indebtedness to net capital	65.5%

There were no material differences between the preceding computation and the Company's corresponding unaudited Part IIA of Form X-17A-5.

See report of independent registered public accounting firm.

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STRATEGAS SECURITIES, LLC

OTHER INFORMATION

DECEMBER 31, 2019

Computation for Determination of Reserve Requirements under Rule 15c3-3 of the Securitiesand Exchange Commission

The Company operates under the exemptive provision of paragraph (k)(2(ii) of SEC Rule 15c3-3. Allcustomer securities transactions are cleared through its clearing broker-dealer on a fully disclosed basis.

Information Relating to Possession or Control Requirements under Rule 15c3-3 of the Securities and Exchange Commission

The Company is subject to the exemptive provision of paragraph (K)(2) (ii) of SEC Rule 15c3-3 and does not receive or maintain possession or control of any customer funds or securities.

See report of independent registered public accounting firm.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Statement of Exemption from Rule 15c3-3:

To the Member

Strategas Securities, LLC

New York, New York

We have reviewed management's statements, included in the accompanying Exemption Report, in which (1) Strategas Securities, LLC identified the following provisions of 17 C.F.R. §15c3-3(k) under which Strategas Securities, LLC claimed an exemption from 17 C.F.R. §240.15c3-3: (k)(2)(ii), (exemption provisions) and (2) Strategas Securities, LLC stated that Strategas Securities, LLC met the identified exemption provisions throughout the most recent fiscal year without exception. Strategas Securities, LLC’s management is responsible for compliance with the exemption provisions and its statements.

Our review was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included inquiries and other required procedures to obtain evidence about Strategas Securities, LLC’s compliance with the exemption provisions. A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's statements. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to management's statements referred to above for them to be fairly stated, in all material respects, based on the provisions set forth in paragraph (k)(2)(ii), of Rule 15c3-3 under the Securities Exchange Act of 1934.

/s/ Lilling & Company LLP

CERTIFIED PUBLIC ACCOUNTANTS

Port Washington, New York

February 27, 2020

Two Seaview Boulevard, Port Washington, NY 11050 • (516) 829-1099 • Fax (516) 829-1065

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Strategas Securities, LLC

Exemption Report

Year Ended December 31, 2019

Strategas Securities, LLC (the "Company") is a registered broker-dealer subject to Rule 17a-5promulgated by the Securities and Exchange Commission (17 C.F.R. Section 240.17a-5, "Reports to be made by certain brokers and dealers"). This Exemption Report was prepared as required by 17 C.F.R. Section 240.17a-5(d)(1) and (4). To the best of its knowledge and belief, the Company states the following:

(1) The Company claimed an exemption from 17 C.F.R. Section 240.15c3-3 under the following provisions of 17 C.F.R. Section 240.15c3-3(k)(2)(ii).

(2) The Company met the identified exemption provisions in 17 C.F.R. Section 240.15c3-3(k)(2)(ii) throughout the most recent fiscal year without exception.

I, Nicholas Bohnsack, swear (or affirm) that to my best knowledge and belief, this Exemption Report is true and correct.

By:	/s/ Nicholas Bohnsack
Nicholas Bohnsack President Strategas Securities, LLC

Date: February 27, 2020

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